EXHIBIT 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

iPASS INC.

iPass Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

First:  The name of the Corporation is iPass Inc. The Corporation was originally incorporated under the name iPass Merger Corporation.

Second:  The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is February 3, 2000.

Third:  Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends the Corporation’s Amended and Restated Certificate of Incorporation as follows:

Section A.2.b. of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is deleted, Section A.2.c. of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is redesignated as Section A.2.b., and Section A.2.a. of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

“a.           All directors elected prior to or at the Corporation’s 2009 Annual Meeting and in office as of the date of the filing hereof were elected for three year terms, expiring at the third annual meeting following their election. All directors elected after the Corporation’s 2009 Annual Meeting shall be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders following their election.”

Fourth:  The foregoing amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, iPass Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 24th day of June, 2009.

iPass Inc.

By:  /s/ Evan Kaplan
Evan Kaplan, Chief Executive Officer